Exhibit 99.1

Consent of Director Nominee

I hereby consent, pursuant to Rule 438 under the Securities Act of 1933, to my being named in the Registration Statement on Form S-11 of Bluerock Residential Growth REIT, Inc. (the “Company”), and in any and all amendments or supplements thereto, as a nominee for director of the Company in connection with the public offering of the Company’s Class A Common Stock contemplated in the Registration Statement and hereby confirm my intent to serve as director of the Company. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Gary T. Kachadurian
Gary T. Kachadurian

Date: 11/25/13